FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces Approval
of Merger by Platinum Diversified Mining, Inc.’s Shareholders
Wednesday, December 13, 2006

SOURCE: Nord Resources Corporation

TUCSON, Arizona, December 13, 2006 – Mr. Ronald A. Hirsch, Chairman of the Board of Directors of Nord Resources Corporation (“Nord”) (Other OTC:NRDS.PK – News) is pleased to announce that Platinum Diversified Mining, Inc.’s (“Platinum”) shareholders have approved Platinum’s proposed acquisition of Nord in the all-cash merger transaction (the “Merger”) announced on October 23, 2006. The extraordinary meeting of Platinum’s shareholders was reconvened and held at 6:00 p.m. (United Kingdom time) on December 12, 2006.

Completion of the Merger and re-admission of the issued share capital of Platinum to trading on AIM remain conditional, amongst other things, on the approval of the Merger Agreement (as defined below) and the Merger by Nord’s stockholders at the special meeting of stockholders (the “Meeting”) due to be held at 620 East Wetmore Road, Tucson, Arizona 85705 on December 20, 2006 at 10:00 a.m. Arizona time.

Nord’s Stockholders Are Reminded That Their Votes Are Very Important

Even if a stockholder does not expect to attend the meeting in person, it is important that his or her shares be represented at the Meeting by following the procedures described in the definitive proxy statement filed by Nord with the Securities and Exchange Commission (the “SEC”) on November 20, 2006 and first mailed to Nord’s stockholders on or about November 21, 2006. Investors and security holders may obtain free copies of the proxy statement and other documents filed by Nord with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Nord by contacting Nord directly at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, Attention: John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

The Merger Agreement

The Merger will be completed pursuant to an agreement and plan of merger dated October 23, 2006 (the “Merger Agreement”) between Nord, Platinum, Platinum Diversified Mining USA, Inc. (“Platinum USA”), and PDM Merger Corp. (“Merger Sub”). Merger Sub is a wholly-owned subsidiary of Platinum USA, which in turn is a wholly-owned subsidiary of Platinum. If the Merger is completed, Merger Sub will merge with and into Nord, with Nord continuing as the surviving corporation and a wholly-owned subsidiary of Platinum USA.

The Merger has been approved by a Special Committee of Nord’s Board of Directors comprised of independent directors who considered a fairness opinion of an independent financial advisor in reaching their determination. Nord’s Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and Proposed merger and the recommendation of the Special Committee. Based on this review and the recommendation of the Special Committee, Nord’s Board of Directors (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and advisable and in the best interests of Nord and its stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Upon completion of the Merger, stockholders of Nord will receive:

  a cash amount based on the aggregate merger consideration to be paid Platinum net of a holdback of $3,000,000. This cash amount is referred to as the “per share merger consideration”. Nord estimates that the per share merger consideration will equal $1.20 per share. Payment of the per share merger consideration will be made upon consummation of the Merger; and

  a contingent right to receive a pro rata share of the amount remaining, if any, of the $3,000,000 holdback amount after the expiry of a six month holdback period, which is referred to as the “per share net holdback consideration”. Nord estimates that the per share net holdback consideration will equal $0.07 per share, prior to deduction of fees and expenses associated with the escrow arrangement for the holdback, if there are no claims for damages made against the holdback amount. Payment of the per share net holdback consideration will be made upon expiry of the holdback or upon resolution of all claims for damages, if there are any claims for damages outstanding when the holdback period expires.

Accordingly, stockholders of Nord will receive an aggregate of $1.27 per share, prior to deduction of fees and expenses associated with the escrow arrangement for the holdback, if there are no claims for damages made during the holdback period.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement. Nord has filed a copy of the Merger Agreement as an exhibit to the Current Report on Form 8-K filed by Nord with the SEC on October 23, 2006.

For information contact:

John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer (520) 292-0266

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the merger transaction is subject to numerous closing conditions, including, among others, (i) the approval of the transaction by Nord’s stockholders, (ii) the absence of a material adverse effect in Nord’s business or operations, as described in the merger agreement; (iii) the risk that the transaction may not be consummated if the conditions to closing are not satisfied or waived; (iv) the risk that Platinum has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Nord’s business or operations; (v) other risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.